FIRST AMENDMENT TO BIOSCRIP, INC.
EMPLOYEE STOCK PURCHASE PLAN

This FIRST AMENDMENT TO THE BIOSCRIP, INC. EMPLOYEE STOCK PURCHASE PLAN (the “Amendment”), is effective as of April 1, 2015 (except as otherwise provided below), by BIOSCRIP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”):

WHEREAS, the Company sponsors the BioScrip, Inc. Employee Stock Purchase Plan, dated as of May 7, 2013 (the “Plan”);

WHEREAS, Section 7.1 of the Plan provides that the Company may amend the Plan from time to time;

WHEREAS, effective as of October 1, 2015, the Company wishes to amend the Plan to disallow a participant from being able to make changes to his or her payroll deduction election, other than to stop payroll deductions entirely, during an offering period for which those changes correspond and to have any corresponding payroll deductions returned to the participant; and

WHEREAS, effective as of April 1, 2015, the Company wishes to clarify the terms of the Plan to reflect that: (a) quarterly offering periods are provided to Plan participants, (b) certain highly compensated employees and short-service employees are excluded from participation under the Plan, and (c) the provisions of the Plan are in conformance with the Plan’s operation consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, including, but not limited to, the fact that participant elections are made in accordance with the process authorized by the Committee.

NOW, THEREFORE, the Plan is amended effective, unless otherwise provided below, as of April 1, 2015, as follows:

1.	Paragraph (i) of Section 2.1 of the Plan shall be amended and restated to read as follows:

2.1(i)
ELIGIBLE EMPLOYEE shall mean each employee of the Company or a Subsidiary (if the Subsidiary has adopted the Plan) as of the first business day of a given Offering Period, except that the following employees of a Company or Subsidiary are excluded:

(a) any such employee who has accrued less than ninety (90) days of Continuous Service;

(b) any such employee who would directly or indirectly own or hold (applying the rules of Section 424(d) of the Code to determine stock ownership) immediately following the grant of an option hereunder an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Subsidiary; and

(c) any such employee who is a highly compensated employee of the Company or Subsidiary (within the meaning of Section 414(q) of the Code) who is (i) designated as a duly authorized and appointed officer of the Company or Subsidiary, as appointed by the Board of Directors; or (ii) is subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended.

2.	Paragraph (k) of Section 2.1 of the Plan shall be amended and restated to read as follows:

2.1(k)
OFFERING PERIOD shall mean that period to be determined by the Committee beginning on the date the Employees are offered the opportunity to purchase Stock hereunder, for which each eligible Employee shall determine whether and to what extent he desires to participate by authorizing payroll deductions.  Until changed by the Committee, each Offering Period shall run for three months, with each Offering Period beginning on the first day of each calendar quarter during the year and ending on the last day of each such quarter (i.e., January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31).  The Committee may, in its sole and absolute discretion, modify the length and frequency of the Offering Period.

3.	Paragraph (p) of Section 2.1 of the Plan, “Payroll Deduction Period” shall be deleted in its entirety and is not replaced.

4.	Section 3.2 of the Plan shall be amended and restated to read as follows:

3.2
ELECTION TO PARTICIPATE. An Eligible Employee may become a Participant only by making an election to participate during the enrollment period in accordance with the process authorized by the Committee to authorize payroll deductions during the Offering Period, as set forth under Section 4.1. An Eligible Employee may elect to participate for less than the maximum number of shares which he has been offered the opportunity to purchase by authorizing a payroll deduction under Section 4.1 of a percentage of Compensation less than the percentage determined by the Board of Directors under Section 5.1(b).

5.	Section 3.3 of the Plan shall be amended and restated to read as follows:

3.3
WAIVER OF PARTICIPATION. A Participant may waive his right to further participate for any Offering Period by stopping his payroll deductions in accordance with the process authorized by the Committee in the time and manner specified thereby. The Participant’s cessation of his payroll deductions shall result in the waiver of participation for only the Offering Period to which it relates and shall be irrevocable with respect to such Offering Period. Except as otherwise provided in this Section, the Participant’s waiver of participation for a specified Offering Period shall not, in and of itself, adversely impact the right of such Participant to participate in the Plan during any subsequent Offering Periods except those Offering Periods with respect to which he elects to stop his payroll deductions in accordance with the provisions of this Section.

6.	Effective on October 1, 2015, the first introductory paragraph only to Section 4.1 of the Plan shall be amended and restated to read as follows:

4.1
PAYROLL DEDUCTIONS. Each Eligible Employee who elects, pursuant to Article III, during an enrollment period specified by the Committee occurring prior to the beginning of an Offering Period, to participate herein shall authorize the making of payroll deductions to fund the purchase of the Stock he has agreed to purchase hereunder pursuant to the process (including, but not limited to, any corresponding Participant election procedure) authorized by the Committee. Deductions shall be made pro-rata for the regular payroll periods applicable to the Participant during each Offering Period and shall be credited to the Participant’s Payroll Deduction Account. Notwithstanding anything in the Plan to the contrary, a payroll deduction election, once authorized by an Eligible Employee, shall continue for subsequent Offering Periods until the earlier of: (a) such time as is administratively practicable after the date a Participant reduces his election to zero percent (0%) with respect to an Offering Period as provided in either Section 3.3 or Section 4.1(b); or (b) the latest date a Participant receives his last paycheck from the Employer after his employment with the Employer terminates.

7.	Effective on October 1, 2015, Paragraph (b) of Section 4.1 of the Plan shall be amended and restated to read as follows:

4.1(b)
Change in Authorization. A Participant may not vary the amount of his payroll deduction after the conclusion of the enrollment period specified by the Committee related to an Offering Period for which any payroll deduction corresponds.  Notwithstanding the foregoing, a Participant may elect to stop his payroll deductions with such election becoming effective as soon as practicable after the Participant makes such election in accordance with the process authorized by the Committee. A Participant’s election to stop his payroll deductions shall be treated as a waiver of participation under Section 3.3 for the remainder of the Offering Period in which the cessation occurs. Also notwithstanding the foregoing, if necessary to comply with Section 423(b)(8) of the Code and Section 5.1(a), a Participant’s payroll deductions will be decreased to zero percent (0%) at any time during an Offering Period, in which case such decrease shall also be treated as a waiver of participation under Section 3.3 and no purchase of Stock shall be made for such Offering Period to the extent administratively practicable; and no further payroll deduction authorization election shall be effective until a subsequent election is timely made with respect to an Offering Period.

8.	Section 4.2 of the Plan shall be amended and restated to read as follows:

4.2
CARRY FORWARD/WITHDRAWAL OF PAYROLL DEDUCTION ACCOUNT. Notwithstanding anything contained herein to the contrary, any amounts remaining credited to a Participant’s Payroll Deduction Account on the last day of the Offering Period, after taking into account the amount of Stock purchased by the Participant, shall be carried forward to the next subsequent Offering Period; provided, however, that amounts credited to a Participant’s Payroll Deduction Account may be refunded to the Participant upon a waiver of participation under Section 3.3 by a Participant, and, subject to Section 6.3, such amount shall be refunded to the Participant within a reasonable time after the waiver of participation is made in accordance with the process authorized by the Committee.

9.	Paragraph (a) of Section 5.1 of the Plan shall be amended and restated to read as follows:
5.1(a) Date of Grant. Subject to Sections 5.2 and 5.3, all grants made hereunder shall be deemed to have been made on the same date in the Offering Period, which date shall be the first day of the Offering Period; and the maximum amount of Stock that can be purchased under any grant during any Offering Period will not exceed fifteen thousand (15,000) shares of Stock (subject to adjustment as described in Section 5.2) for such Offering Period.

10.	Paragraph (b) of Section 5.1 of the Plan shall be amended and restated to read as follows:
5.1(b) Amount of Grant. Subject to the maximum amount of Stock set forth in Section 5.1(a) which can be purchased for each Offering Period, each Eligible Employee shall be granted an opportunity to purchase up to that number of whole shares of Stock which could be purchased during an Offering Period at the price determined in accordance with Section 5.4, with an amount equal to such percentage, not to exceed ten percent (10%), as the Board of Directors determines, of an Eligible Employee’s Compensation which Participant has chosen to add to his Payroll Deduction Account.

11.	The introductory paragraph of Section 5.4 of the Plan shall be amended and restated to read as follows:

5.4
STOCK PRICE. A Participant may acquire Stock hereunder at a cost of eighty-five percent (85%) of the lower of (i) the fair market value of the Stock on the first day of the Offering Period for which the Stock is purchased, or (ii) the fair market value of the Stock on the last day of the Offering Period for which the Stock is purchased.

12.	Paragraph (a) of Section 5.5 of the Plan shall be amended and restated to read as follows:
5.5(a)  By Participant While Employed. A Participant’s election to participate in the Plan through the authorization of payroll deductions, pursuant to Section 3.2, unless such election is otherwise waived by the Participant pursuant to Sections 3.3 or 4.1, is deemed an election to purchase Stock at the end of the Offering Period, in such manner and form as determined by the Committee.

At the end of the Offering Period, the balance credited to a Participant’s Payroll Deduction Account, after paying for his Stock, shall be carried over to the next Offering Period and be credited to the Participant’s Payroll Deduction Account as if contributed during the subsequent Offering Period.

If a Participant does not for any reason purchase Stock during an Offering Period to the extent of the amount credited to his Payroll Deduction Account, the balance credited to his Payroll Deduction Account shall be paid to him in cash, and he shall not be entitled to participate again in the Plan for the remainder of the Offering Period.

13.	Section 5.6 of the Plan shall be amended and restated to read as follows:

5.6
PAYMENT. Upon the election to participate herein, and agreement to purchase shares hereunder, the shares of Stock shall be paid for in full by the making of payroll deductions as of such date as soon as administratively practicable after the end of the Offering Period, in which case the transfer of the purchase price shall occur from the amount credited to the Participant’s Payroll Deduction Account to an account of the Employer.  If for any reason, the balance credited to the Participant’s Payroll Deduction Account at the end of the Offering Period is not sufficient to pay for the shares of Stock purchased, the Participant, his legatees, or distributees may, at such time and in such manner as the Committee shall prescribe, contribute cash hereunder, which shall be credited to his Payroll Deduction Account in order to pay for the full number of shares of Stock for which the Participant has elected to participate, or the Participant, his personal representative heirs, legatees or distributees may purchase that part of the number of full shares of Stock which the balance credited to the Participant’s Payroll Deduction Account is sufficient to purchase and shall receive the balance credited to such account and not used to purchase shares of Stock in cash. Notwithstanding the foregoing, a Participant shall not be permitted, except if he has retired (as defined in Section 5.5) or in the event of his Disability or death, to contribute additional cash to his Payroll Deduction Account in excess of amounts withheld from his Compensation.

14.	Section 5.7 of the Plan shall be amended and restated to read as follows:

5.7
TRANSFER OF SHARES.   The Stock purchased by a Participant hereunder shall be issued or transferred to him on the books of the Company as soon as administratively practicable following the last day of the Offering Period in which he made the purchase. Stock certificates shall be delivered to the Participant as soon as practicable after such time, and the Participant shall receive and be the transferee of substantially all the rights of ownership of such Stock, in accordance with Treasury Regulations Section 1.421-1(f) as currently in effect or any successor to such Treasury Regulations. Such rights of ownership shall include the right to vote, the right to receive declared dividends, the right to share in the assets of the Company in the event of liquidation, the right to inspect the Company’s books, and the right to pledge or sell such Stock, subject to the restrictions on such rights in this Plan and the restrictions on such rights imposed by applicable law. Until delivery of certificates for the Stock to the Participant, the Participant shall have none of the rights and privileges of a stockholder in the Company with respect to shares of Stock purchased hereunder. Notwithstanding anything to the contrary herein, the Employer shall not be obligated to issue Stock hereunder if, in the opinion of counsel for the Company, such issuance would constitute a violation of Federal or state securities laws.

15.	The Participant Election Form included at the end of the Plan shall be deleted in its entirety and is not replaced.
* * *
IN WITNESS THEREOF, this First Amendment has been duly executed below, and is effective as of the dates provided above.

                    BIOSCRIP, INC.
     /s/ Richard M. Smith
    By: _____________________________
     Name: Richard M. Smith                          Title: President & CEO